Exhibit 25.6

Arthur M. DeBenedictis
Certified Public Accountant
3 Lakeside Office Park
Wakefield, MA 01880

To the Board of Directors
T.I.S. America, Inc.
Carlsbad, California

I have audited the accompanying balance sheets of T.I.S. America, Inc. as of December 31, 2000 and 1999 and the related statements of income, retained earnings, stockholder’s equity and cash flows for the two year period ended December 31, 2000. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in the United States. Those auditing standards require that I plan and perform the audit to obtain reasonable assurance about whether financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T.I.S. America, Inc. as of December 31, 2000 and 1999 and the results of its operations and cash flows and changes in stockholder equity for the two year period ended December 31, 2000 in conformity with generally accepted accounting principles in the United States applied on a consistent basis.

Certified Public Accountant

Wakefield, Massachusetts
January 25, 2001